EXECUTION COPY

SHARE PURCHASE AGREEMENT

dated as of January 18, 2006

by and among

D. E. Shaw Laminar Emerging Markets, L.L.C., as Purchaser,

and

Enron Pipeline Company Argentina S.A.

Enron Argentina Ciesa Holdings S.A., and

Enron de Inversiones de Energia S.C.A.,

as Sellers

________________________________________________

TABLE OF CONTENTS

ARTICLE I SALE OF SHARES AND CLOSING

1.1	Purchase and Sale
1.2	Closing
1.3	Signing and Closing Deliverables
1.4	Purchase Price
1.5	Further Assurances

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLERS

2.1	Organization: Qualification; Power and Authority; Title
2.2	Execution and Delivery
2.3	No Conflicts
2.4	TGS Matters
2.5	Legal Proceedings
2.6	Brokers
2.7	Foreign Exchange Control Regulations and Registrations
2.8	Solvency
2.9	Consideration

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1	Organization,. Qualification, Power and Authority
3.2	Execution and Delivery
3.3	No Conflicts
3.4	Legal Proceedings
3.5	Financial Capability
3.6	Fair Purchase Price
3.7	Brokers
3.8	Consideration
3.9	Accredited Investor
3.10	Own Account
3.11	Aggregate Principal Amount
3.12	Financial Knowledge and Experience
3.13	Investment Purposes
3.14	Information on Shares

ARTICLE IV COVENANTS OF SELLERS

4.1	Regulatory and Other Approvals
4.2	No Solicitations
4.3	Litigation Support
4.4	Fulfillment of Conditions

ARTICLE V COVENANTS OF PURCHASER

5.1	Regulatory and Other Approvals
5.2	Fulfillment of Conditions
5.3	Unregistered Shares

ARTICLE VI CONDITIONS TO OBLIGATIONS OF PURCHASER
6.1	Representations and Warranties
6.2	Performance
6.3	Officer's Certificates
6.4	Laws
6.5	Governmental or Regulatory Consents and Approvals
6.6	Consents
6.7	Legal Opinions
6.8	Execution of Agreements
6.9	Transfer of Shares
6.10	Listing of Shares
6.11	Guarantee Agreement

ARTICLE VII CONDITIONS TO OBLIGATIONS OF SELLERS

7.1	Representations and Warranties
7.2	Performance
7.3	Officer's Certificate
7.4	Laws
7.5	Governmental or Regulatory Consents and Approvals

ARTICLE VIII SURVIVAL; NO OTHER REPRESENTATIONS or warranties
8.1	Survival of Representations and Warranties
8.2	No Other Representations or Warranties

ARTICLE EX INDEMNIFICATION
9.1	Indemnification
9.2	Method of Asserting Claims
9.3	Exclusivity
9.4	No Consequential or Punitive Damages
9.5	Currency

ARTICLE X TERMINATION
10.1	Termination
10.2	Effect of Termination

ARTICLE XI DEFINITIONS
11.01	Definitions

ARTICLE XII MISCELLANEOUS
12.1	Notices
12.2	Entire Agreement
12.3	Expenses
12.4	Public Announcements
12.5	Waiver
12.6	Amendment
12.7	No Third Party Beneficiary
12.8	No Assignment; Binding Effect
12.9	Enforcement of Agreement
12.10	Headings
12.11	Governing Law; Consent to Jurisdiction
12.12	Invalid Provisions
12.13	Counterparts

INDEX OF DEFINED TERMS

Acquisition Proposal
Actions or Proceedings
Affiliate
Agreement
Assets and Properties
Business
Business Day
Business or Condition of TGS
Caja
CIESA/TGS Manager
Claim Notice
Closing
Closing Date
CNDC
Contract
EACH
EDIDESCA
Energas
Enron
Enron Bankruptcy Cases
Enron Plan
Enron Supplied Information
EPCA
GAAP
Governmental or Regulatory Authority
ICSID
ICSID Claims
Impala
Indebtedness
Indemnification Limit
Indemnified Party
Indemnifying Party
Institutional Accredited Investor
Knowledge of Sellers
Laws
Letter Agreement
Liabilities
Licenses
Liens
Loss
Material Adverse Eff set
Option Agreement
Order
Person
Ponderosa
Ponderosa Guarantee

Publicly Available Information
Purchase Price
Purchaser
Purchaser Disclosure Schedule
Purchaser Documents
Purchaser Indemnified Group
Representatives
Securities Act
Seller Disclosure Schedule
Seller Documents
Seller Indemnified Group
Seller's Pro Rata Share
Sellers
Shares
Subsidiary
Tax Return
Taxes
TGS
TGS Supplied Information
Threshold Amount
Transfer Taxes
UNIREN

Schedules

Schedule A - Allocation of Proceeds

Schedule B - ICSID Claims

This SHARE PURCHASE AGREEMENT dated as of January 18,2006 is made and entered into by and among D. E. Shaw Laminar Emerging Markets, L.L.C., a Delaware limited liability company ("Purchaser"), Enron Pipeline Company Argentina S.A., an Argentine corporation (sociedad anonima) ("EPCA"), Enron Argentina Ciesa Holdings S.A., an Argentine corporation (sociedadanonima) ("EACH"). Enron de Inversiones de Energia S.C.A., an Argentine corporation {sociedad en comanditapor acciones) ("EDIDESCA" together with EPCA and EACH, the "Sellers"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 11.01.

WHEREAS, Sellers directly own 120,793,404 shares of Class B common stock, par value 1 Argentine Peso per share (the "Shares"), of Transportadora de Gas del Sur S.A., an Argentine corporation {sociedad anonima) ("TGS"), representing 15.2% of the outstanding shares of capital stock of TGS, as set forth on Schedule A hereto;

WHEREAS, all American Depositary Receipts of TGS representing any Shares will be converted into ordinary shares of Class B common stock prior to Closing;

WHEREAS, immediately prior to Closing Sellers shall hold all Shares through the Global Deposit System of Caja de Valores S.A. ("Caja") and shall transfer the Shares to Purchaser at Closing through the Global Deposit System of Caja; and

WHEREAS, Sellers desire to sell, and Purchaser desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I SALE OF SHARES AND CLOSING

1.1         Purchase and Sale. Sellers agree to sell to Purchaser, and Purchaser agrees to purchase from Sellers, all of the rights, title and interest of Sellers in and to the Shares on the terms and subject to the conditions set forth in this Agreement.

1.2             Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article X. and subject to the satisfaction or waiver of the conditions set forth in Articles VI and VII. the Closing will take place at such place and time as Purchaser and Sellers mutually agree on the Closing Date.

1.3	Closing Deliverables.
(a)	At the Closing, Sellers shall deliver or cause to be delivered to Purchaser the following:
(i)	the certificate contemplated by Section 6.03:

(ii) certified copies of the relevant corporate resolutions of each Seller approving the transfer of Shares and the execution of this Agreement;

(iii) certified copies of the Sellers' transfer instructions to the depositary entity holding the Shares in the Global Deposit System of Caja directing the transfer of the Shares to the Purchaser's designated account in the Global Deposit System of Caja;

(iv) evidence reasonably satisfactory to Purchaser that 120,793,404 Shares have been deposited in the account designated by Purchaser at least two Business Days prior to Closing in the Global Deposit System of Caja;

(v) if any, evidence of all consents, waivers, approvals, Orders, Licenses, authorizations, declarations, filings, notifications and reports contemplated by Sections 6.05 and 6.06;

(vi)	copies of the legal opinions described under Section 6.07; and

(vii) all other documents required to be delivered by Sellers on or prior to the Closing Date pursuant to this Agreement.

(b) At the Closing, Purchaser shall deliver or cause to be delivered to or for the account of Sellers the following:

(i) the Purchase Price as provided in Section 1.04; (ii) the certificate contemplated by Section 7.03; and

(iii) all other documents required to be delivered by Purchaser on or prior to the Closing Date pursuant to this Agreement.

1.04 Purchase Price. At the Closing, Purchaser will pay to each Seller such Seller's Pro Rata Share, as set forth on Schedule A, of $114,600,000 in immediately available funds (the "Purchase Price"), to be wired to the accounts in New York, New York designated by Sellers at least two Business Days prior to the Closing. The Purchaser shall be entitled to deduct and withhold from the Purchase Price paid to Sellers any amounts it is required by Law to deduct and withhold with respect to the payment of the Purchase Price to Sellers, and any such amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to Sellers (it being understood that any withholding required or other Taxes payable in respect of the Purchaser, including, without limitation, any transfers of funds to Purchaser for purposes of allowing Purchaser to pay the Purchase Price, shall be for the Purchaser's account and shall not in any event be deducted and withheld from the Purchase Price); provided, however, that if Purchaser proposes to withhold or deduct any amount of Tax pursuant to this Section 1.04, and prior to any such withholding or deduction being made, the Purchaser shall, at least two (2) Business Days prior to Closing, deliver to the Sellers a reasonably detailed calculation of the Tax to be withheld, certified as correct by a law firm or accounting firm practicing in the jurisdiction(s) imposing such Tax, and if the total amount to be withheld from the amount of the Purchase Price to be paid to the Sellers is equal to or greater than $1,000,000, the parties agree to (i) negotiate in good faith to restructure the transaction, this Agreement and the related documentation in a manner that would reduce any applicable withholding Tax, and (ii) if, after such good faith negotiations, the parties are unable to reduce the amount of Taxes to be withheld to less than $1,000,000, the Purchaser shall elect, in its sole discretion, to either (a) pay one half of the amount of such Taxes, in which case the parties shall proceed to Closing, or (b) terminate this Agreement and abandon the transactions contemplated hereby. Purchaser shall have no responsibility for the calculation or determination of any Seller's Pro Rata Share, and shall be entitled to rely on Schedule A without further inquiry.

1.05 Further Assurances. At any time or from time to time after the Closing, each of the parties hereto shall, at the expense of the party making such request, execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under, and give effect to the transactions contemplated by, this Agreement, including causing the good, valid and marketable title in the Shares to vest in the name of Purchaser, and the related notices, filings or approvals. In particular, and without limiting the foregoing, each of the parties shall cooperate in obtaining definitive share certificates for the Shares that are subject of American Depositary Receipts.

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby represents and warrants to Purchaser as of the date hereof and the Closing Date as follows, provided that the disclosures set forth in any section of the Seller Disclosure Schedule shall be deemed to be made with respect to other representations or warranties contained in this Article II, except with respect to the representations and warranties set forth in Section 2.04(h). to the extent that it is readily apparent on the face of the information disclosed that it should be an exception to such other representation or warranty:

2.01	Organization; Qualification: Power and Authority; Title.

(a)            Each Seller is a corporation validly existing and in good standing under the Laws of Argentina and has full corporate power and authority to conduct its business as and to the extent now conducted.

(b)            Each Seller has the requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated hereby to be executed or delivered by such Seller in connection herewith (all such other agreements, documents, instruments and certificates required to be executed or delivered by Sellers being hereinafter referred to, collectively, as the "Seller Documents"), to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including without limitation the power and authority to own, hold, sell and transfer (pursuant to this Agreement) the Shares to be sold by it hereunder.

(c)          No consent or approval of the transactions contemplated hereby is required to be obtained from Enron Corp. ("Enron"), the Reorganized Debtors, the Reorganized Debtor Plan Administrator, the Creditors' Committee, the Litigation Trustee, the Special Litigation Trustee, the Remaining Asset Trustee, the Operating Trustees, the Preferred Equity Trustee, the Common Equity Trustee and the DCR Overseers (as such terms are defined in the Supplemental Modified Fifth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, dated July 2,2004 ("Enron Plan") and filed with the United States Bankruptcy Court for the Southern District of New York in the bankruptcy proceeding In Re Enron Corp., et al; Case No. 01-16034 (AJG) (the "Enron Bankruptcy Cases") or any other party in interest with rights arising in connection with the Enron Plan or the Order, entered in the Enron Bankruptcy Case on July 15,2004, Confirming Supplemental Modified Fifth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, and Related Relief.

(d) All Shares are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with (and since such issuance, has not been transferred except in compliance with) all applicable securities Laws in any applicable jurisdiction and any preemptive rights, rights of first refusal or similar rights of any Person. There are no voting trusts, proxies or other agreements or understandings with respect to the voting or disposition of, or otherwise relating to, the Shares. There does not exist nor is there outstanding any right, security or other agreement granted or issued to, or entered into with, any Person to cause Sellers to issue or sell any Shares to any Person (including any warrant, option, call, preemptive right, convertible debt obligation, subscription for stock or securities convertible into stock of such companies or any other similar right, security, instrument or agreement). Sellers beneficially own and have good, valid and marketable title to all of the Shares, free and clear of all Liens. Upon consummation of the Closing, Purchaser shall own and have good, valid and marketable title to all of the Shares, free and clear of all Liens. Neither Sellers nor any of its Affiliates have made any commitment to retain or not to transfer or dispose of the Shares in connection with the ICSID Claims or any related Actions or Proceedings.

2.2           Execution and Delivery. The execution, delivery and performance by each Seller of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each Seller and no other proceeding on the part of Seller is necessary to authorize the execution, delivery or performance hereof or thereof or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and each of the Seller Documents will be, when delivered to Purchaser, duly executed and delivered by each Seller, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, valid and legally binding obligations of Sellers, enforceable against each Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

2.3            No Conflicts. The execution and delivery by Sellers of this Agreement does not, and the performance by Sellers of their obligations under this Agreement and the consummation of trie transactions contemplated hereby will not:

(a)             conflict with or result in a violation or breach of any of the terms, conditions or provisions of their respective organizational documents or the organizational documents of their Affiliates, including Ponderosa but excluding Enron;

(b)             subject to obtaining the consents, waivers, approvals, Orders, Licenses and authorizations of, or making the declarations or filings with, or providing the notifications or reports to, the Overseas Private Investment Corporation and the Persons or Governmental or Regulatory Authorities set forth on Section 2.03(b) of the Seller Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law applicable to Sellers or any of their Affiliates, including Ponderosa but excluding Enron, or their respective Assets and Properties; or

(c)            (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Sellers or any of their Affiliates, including Ponderosa but excluding Enron, to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, any material Contract, License or other arrangement to which Sellers or any of their Affiliates, including Ponderosa but excluding Enron, are a party or by which any of them or any of their respective Assets and Properties is bound or otherwise result in the creation or imposition of any Lien upon any Assets and Properties of Sellers or any of their Affiliates, including Ponderosa but excluding Enron.

(d)             conflict with any bankruptcy related Laws applicable to, or any settlement, judgment, order or decree related to, the Enron Bankruptcy Cases.

2.04	TGS Matters.

(a)            Since August 29,2005, Alberto Oucinde has served continuously as a director of TGS.

(b)            Since March 31,2005, Mariano Gonzalez has served continuously as a syndic of TGS.

(c)             Since May 13, 2004, Impala Partners, LLC ("Impala") has served continuously as the "CIESA/TGS Manager" (in such capacity, the "CIESA/TGS Manager") under and pursuant to the Settlement Agreement and Mutual Release, dated as of March 12, 2004, entered into, inter alia, Enron Corp., Ponderosa, Citibank, N.A. and the Official Committee of Unsecured Creditors, as amended, and Michael Borom has supervised the activities of the CIESA/TGS Manager on behalf of Impala.

(d)	From March 1998 to June 2004, Eduardo Ojea Quintana served

continuously as the Director General of TGS, and from March 1998 to August 2005 served as a director of TGS. From July 16,2004 until June 30,2005, Ponderosa Assets, L.P. ("Ponderosa") retained his services as a consultant. Since July 1, 2005, EPCA has retained his services as a consultant.

(e)	Sellers do not control TGS.

(f)              Prior to March 31, 2005, the Representatives of Sellers and their Affiliates received limited information about the business, financial condition, properties and/or prospects  of TGS indirectly and through representatives of Enron or its Affiliates (such information the "Enron Supplied Information").

(g) Since August 29,2005, Alberto Oucinde has received in his capacity as a director of TGS information related to (i) the budget of TGS for fiscal year 2006 and the financial results for fiscal year 2005, (ii) certain material contracts entered into or to be entered into with Petroleo Brasileiro S.A. and/or its Affiliates, (iii) copies of correspondence with UNIREN concerning tariffs, and (iv) other matters presented to the Board of Directors of TGS (collectively, the "TGS Supplied Information").

(h) To the Knowledge of Sellers and based solely on the Enron Supplied Information and the TGS Supplied Information, since December 31,2004 (a) the Business has been conducted only in the ordinary course of business consistent with past practice except as has been disclosed in the Publicly Available Information, and (b) there has not existed and does not exist any state of facts, nor has any event occurred, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect which Material Adverse Effect has not been disclosed in the Publicly Available Information.

2.5            Legal Proceedings. There are no material Actions or Proceedings pending or, to the Knowledge of Sellers, threatened, seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

2.6           Brokers. Except for Impala, whose fees, commissions and expenses are the sole responsibility of Sellers, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with Purchaser without the intervention of any Person on behalf of Sellers in such manner as to give rise to any valid claim by any Person against Purchaser for a finder's fee, brokerage commission or similar payment.

2.07          Foreign Exchange Control Regulations and Registrations. Each Seller is in compliance in all material respects with all foreign exchange control regulations, including, but not limited to all regulations of the Central Bank of Argentina, in all transactions between Sellers and any third parties, including, but not limited, with respect to the remittance of funds abroad, including the payment of principal and interest with respect to any loan or other obligation.

2.08	Solvency.

(a) After extensive inquiry and review, Sellers have determined that the Purchase Price to be paid hereunder for the Shares (i) is fair, reasonable, and adequate, (ii) was determined following arm's-length negotiations by sophisticated parties and (iii) constitutes reasonably equivalent value for the Shares. After giving effect to the transactions contemplated by this Agreement, Sellers will not be rendered insolvent or unable to pay their Liabilities as they mature. Sellers shall use the proceeds from the payment of the Purchase Price to satisfy any obligations hereunder and to satisfy existing obligations to their creditors prior to making any other disposition thereof.

(b) No Seller is a debtor in respect of, nor subject to the jurisdiction of the Bankruptcy Court under the Enron Bankruptcy Case, nor is any such party a bankrupt entity under the Laws of Argentina.

2.09 Consideration. The payment of the Purchase Price and the obligations of the Purchaser hereunder, and the payment and other obligations under any other agreements or instruments referenced in Section 12.02 represent all consideration payable by Purchaser to Sellers and their Affiliates in connection with the transactions contemplated hereby.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as of the date hereof and the Closing Date as follows:

3.01	Organization, Qualification, Power and Authority.

(a)            Purchaser is a limited liability company validly existing and in good standing under the Laws of Delaware and has full limited liability company power and authority to conduct its business as and to the extent now conducted.

(b)            Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated hereby to be executed or delivered by Purchaser in connection herewith (all such other agreements, documents, instruments and certificates required to be executed or delivered by Purchaser being hereinafter referred to, collectively, as the "Purchaser Documents"), to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

3.2           Execution and Delivery. The execution, delivery and performance by the Purchaser of this Agreement and each of the Purchaser Documents and the consxxmmation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser and no other proceeding on the part of Purchaser is necessary to authorize the execution, delivery or performance hereof or thereof or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and each of the Purchaser Documents will be, when delivered to Sellers, duly executed and delivered by the Pxxrchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

3.3            No Conflicts. The execution and delivery by Purchaser of this Agreement and the Purchaser Eiocuments do not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a)            conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation, bylaws or similar organizational documents of Purchaser;

(b)            subject to obtaining the consents, waivers, approvals, Orders, Licenses and authorizations of, or making the declarations or filings with, or providing the notifications or reports to, the Persons or Governmental or Regulatory Authorities set forth on Section 3.03(b) of the Purchaser Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law applicable to Purchaser or any of its Assets and Properties; or

(c)            (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, any material Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound or otherwise result in the creation or imposition of any Lien upon any Assets or Properties of Purchaser.

3.4           Legal Proceedings. There are no material Actions or Proceedings pending or, to the knowledge of Purchaser, threatened seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

3.5            Financial Capability. Purchasers will have on the Closing Date sufficient cash and cash equivalents and/or credit facilities to purchase the Shares and to consummate the transactions contemplated by this Agreement, including payment of Purchaser's fees and expenses contemplated hereunder.

3.6           Fair Purchase Price. After extensive inquiry and review, Purchaser has determined that the Purchase Price to be paid hereunder for the Shares to Sellers (i) is fair, reasonable, and adequate, (ii) was determined following arm's-length negotiations by sophisticated parties and (iii) constitutes reasonably equivalent value for the Shares.

3.7           Brokers. Except for J.P. Morgan Securities Ltd., whose fees, commissions and expenses, if any, are the sole responsibility of Purchaser, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Sellers without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller for a finder's fee, brokerage commission or similar payment.

3.8            Consideration. The payment of the Purchase Price and the obligations of the Purchaser hereunder, and the payment and other obligations under any other agreements or instruments referenced in Section 12.02 represent all consideration payable by Purchaser to Sellers and their Affiliates in connection with the transactions contemplated hereby.

3.9           Accredited Investor. Purchaser is an "accredited investor" within the meaning of Rule 501(a)(l), (2) or (7) under the Securities Act, or an entity in which all of the equity owners are accredited investors within the meaning of Rule 501(a)(l), (2), (3) or (7) under the Securities Act (an "Institutional Accredited Investor").

3.10         Own Account. Any purchase of the Shares by Purchaser will be for its own account or as fiduciary for the account of one or more trusts, each of which is an accredited investor within the meaning of Rule 501(a)(7) under the Securities Act, or for the account of one or more other Institutional Accredited Investors, in respect of each of which the requirements set forth in this paragraph are satisfied. If Purchaser is purchasing for the accounts of other Institutional Accredited Investors, (1) it exercises sole investment discretion for each such Institutional Accredited Investor with respect to any transactions in the Shares; (2) Purchaser reasonably believes that each such Institutional Accredited Investor can bear the economic risk of an investment in the Shares; and (3) Purchaser has all necessary authority to make the representations and agreements contained herein on behalf of, and to act for, each such Institutional Accredited Investor.

3.11          Aggregate Principal Amount. Purchaser is purchasing the Shares having an aggregate principal amount of not less than $250,000 (or the equivalent thereof in another currency) for its own account or for any separate account for which it is acting.

3.12         Financial Knowledge and Experience. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing the Shares, and, if Purchaser is purchasing the Shares for its own account, it can bear the economic risk of an investment in the Shares.

3.13          Investment Purposes. Any purchase of the Shares by Purchaser will be for investment and not with a view to resale or distribution thereof (within the meaning of the Securities Act), provided that the disposition of its property and the property of any accounts for which it is acting as fiduciary shall remain at all times within Purchaser's control.

3.14        Information on Shares. Purchaser has received a copy of any information it desires concerning the Shares or any other matter relevant to its decision to purchase the Shares.

ARTICLE IV COVENANTS OF SELLERS

4.01 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement, Sellers will as promptly as practicable, (a) use their respective reasonable best efforts to obtain all consents, waivers, approvals, Orders, Licenses or authorizations of, make all declarations and filings with, and give all notifications and reports to, any Governmental or Regulatory Authority or any other Person required of Sellers to consummate the transactions contemplated hereby, including, without limitation, those referenced in Section 2.03(b) and those set forth on Section 2.03(b) of the Seller Disclosure Schedules, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Purchaser in connection with the performance of its obligations under Sections 5.01. Sellers will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and Sellers will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

4.2           No Solicitations. Each Seller shall, and shall cause its representatives to, immediately cease existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to any Acquisition Proposal, and shall not, and shall cause its Representatives not to, directly or indirectly, (a) initiate, facilitate, encourage or solicit, directly or indirectly, the making of any Acquisition Proposal, (b) provide any non-public information regarding the Business to, or enter into or maintain or continue any discussions or negotiations with, any Person that has made or proposes to make an Acquisition Proposal or (c) enter into any agreement providing for any Acquisition Proposal.

4.3            Litigation Support. In the event and for so long as Purchaser actively is prosecuting, contesting or defending any Actions or Proceedings, charge, claim, or demand by or against any Person in connection with (i) any transactions contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Business, Sellers shall cooperate with Purchaser and its counsel in the prosecution, contest or defense, make available its personnel, and provide such testimony and access to its books and records and facilities as shall be reasonably necessary in connection with the prosecution, contest or defense, all at the sole control, cost and expense of Purchaser (unless Purchaser is entitled to indemnification therefor or Sellers elect to assume the defense of such action under Article IXV

4.4           Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, Sellers will use their reasonable best efforts to proceed diligently and in good faith to satisfy each condition to the obligations of Purchaser contained in this Agreement.

ARTICLE V COVENANTS OF PURCHASER

5.01 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement, Purchaser will (a) use reasonable best efforts to obtain all consents, approvals or actions of, make all filings with and give all notices to, Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby, including, without limitation, those set forth on Section on Section 3.03 of the Purchaser Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Sellers in connection with the performance of its obligations under Sections 4.01. Purchaser will provide prompt notification to Sellers when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Sellers of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

5.2           Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, Purchaser will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Sellers contained in this Agreement.

5.3            Unregistered Shares. Purchaser understands that the Shares have not been and will not be registered under the Securities Act or any other applicable securities law and Purchaser agrees, on its own behalf and on behalf of each account for which it acquires any Shares, that, if in the future it decides to offer, resell, pledge or otherwise transfer such Shares, such Shares may be offered, sold, pledged, or otherwise transferred only in compliance with the applicable requirements of the Securities Act.

ARTICLE VI CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

6.1             Representations and Warranties. Each of the representations and warranties of Sellers contained herein and in the Seller Documents (except with respect to Section 2.04(h) hereof, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification contained therein) shall be true and correct at and as of the date hereof and at and as of the Closing Date, as if made at and as of such date (except, to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be, subject to the qualifications set forth above, true and correct as of such specific date), except to the extent that all failures of such representations and warranties to be so true and correct (except with respect to Section 2.04(h) hereof, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification contained therein), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that the representations and warranties contained in Sections 2.0L 2.02,2.04fh) and 2.06 shall be true and correct in all respects as of the date hereof and as of the Closing Date.

6.2           Performance. Sellers shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Sellers at or before the Closing.

6.3           Officer's Certificates. Purchaser shall have received a certificate from each Seller (i) to the effect set forth in Sections 6.01 and 6.02, dated the Closing Date, signed on behalf of each Seller by its principal executive officer and (ii) which certifies the incumbency of such principal executive officer.

6.4           Laws. There shall not be in effect on the Closing Date any Law seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

6.4            Governmental or Regulatory Consents and Approvals. All consents, waivers, approvals, Orders, Licenses and authorizations of, declarations and filings with, and notifications and reports to any Governmental or Regulatory Authority necessary to permit Purchaser and Sellers to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

6.5           Consents. All consents, approvals, actions, filings and notices set forth in Section 6.06 of the Seller Disclosure Schedule shall have been obtained or given and evidence thereof, in form reasonably satisfactory to Purchaser, shall have been delivered to Purchaser and shall be in full force and effect as of the Closing.

6.6           Legal Opinions. After negotiating in good faith with Purchaser as to the language of each legal opinion, each Seller shall have delivered to Purchaser on the Closing Date fully executed legal opinions dated as of the Closing Date from Argentine counsel, from Delaware counsel and from United States counsel to Sellers in a form substantially similar to the forms of legal opinions set forth on Section 6.07 of the Purchaser Disclosure Schedule.

6.7           Execution of Agreements. Purchaser shall have received a fully executed Option Agreement, in a form reasonably acceptable to Purchaser, relating to the purchase of 34.16 million Class B shares of TGS from EPCA by Purchaser following approval of the restructuring process of Compaflia de Inversiones de Energia S.A. by the Enargas and CNDC.

6.8           Transfer of Shares. Each Seller shall deliver, or cause to be delivered, the Shares into Purchaser's custodial account with Caja's Global Deposit System.

6.9           Listing of Shares. The Shares shall be listed on Buenos Aires Stock Exchange without restriction on transfer and Purchaser shall have received evidence reasonably satisfactory to it of such listing.

6.10           Guarantee Agreement. The Ponderosa Guarantee shall be in full force and effect as of the Closing Date.

ARTICLE VII CONDITIONS TO OBLIGATIONS OF SELLERS

The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in their sole discretion):

7.1              Representations and Warranties. Each of the representations and warranties of Purchaser contained herein and in the Purchaser Documents (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification contained therein) shall be true and correct at and as of the date hereof and at and as of the Closing Date, as if made at and as of such date (except, to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be, subject to the qualifications set forth above, true and correct as of such specific date), except to the extent that all failures of such representations and warranties to be so true and correct (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification contained therein), individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Purchaser's ability to consummate the transactions contemplated herein; provided that the representations and warranties contained in Sections 3.01, 3.02, and 3.07 shall be true and correct in all respects as of the date hereof and as of the Closing Date.

7.2            Performance. Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

7.3            Officer's Certificate. Sellers shall have received a certificate from Purchaser (i) to the effect set forth in Sections 7.01 and 7.02. dated the Closing Date, signed by its principal executive officer and (ii) which certifies the incumbency of such principal executive officer.

7.4            Laws. There shall not be in effect on the Closing Date any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

7.5            Governmental or Regulatory Consents and Approvals. All consents, waivers, approvals, Orders, Licenses and authorizations of, declarations and filings with, and notifications and reports to any Governmental or Regulatory Authority necessary to permit Sellers and Purchaser to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

ARTICLE VIII SURVIVAL; NO OTHER REPRESENTATIONS OR WARRANTIES

8.01 Survival of Representations and Warranties. The representations and warranties of Seller contained in Article II of this Agreement, and the representations and warranties of Purchaser contained in Article III of this Agreement, will survive until September 30,2007, except that any representation or warranty that would otherwise terminate in accordance with this sentence will continue to survive if a Claim Notice shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under Article IX on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article IX.

8.02 No Other Representations or Warranties. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that none of Sellers, their Affiliates or any of their respective officers, directors, employees or Representatives are making or have made any other representation or warranty whatsoever, express or implied, at law or in equity, whether under Contract, tort or other applicable Law, in respect of the Business, TGS or any of TGS' Subsidiaries, except those representations and warranties contained in Article II and the certificates delivered pursuant to Section 6.03.

ARTICLE IX INDEMNIFICATION

9.01	Indemnification.

(a)          Following the Closing, subject to the other provisions of this Article IX, Sellers shall, jointly and severally, indemnify the members of the Purchaser Indemnified Group in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them resulting from, arising out of, or relating to:

(i) any breach of any representation or warranty on the part of Sellers contained in Article II or in any Seller Document;

(ii) any breach of any covenant or agreement on the part of Sellers contained herein or in any Seller Document; and

(iii) any Taxes that are or become due in respect of any taxable periods, or portions thereof, prior to the Closing, relating to, imposed upon, or arising with respect to Sellers or the Shares.

Sellers shall not be liable for any Losses with respect to the matters set forth in Section 9.01(a*)(T) unless (x) a claim is timely asserted during the survival period specified in Section 8.01 and (y) the aggregate of all Losses under Section 9.01(a)(i) exceeds, on a cumulative basis, $1,500,000 (the "Threshold Amount"), at which point those members of the Purchaser Indemnified Group who have asserted a claim shall be entitled to indemnification under Section 9.01(a)(i) for the entire aggregate amount of Losses then existing and thereafter arising, including the Threshold Amount (provided that the foregoing limitation in clause (y) shall not apply to any obligation or liability under Section 9.01 (a¥i) arising out of or related to a breach of any of the representations set form in Sections 2.01,2.02,2.05 and 2.06). For the avoidance of doubt, the limitations in this paragraph do not apply to clauses (ii) and (iii) of this Section 9.01 (a).

(b)          Following the Closing, subject to the other provisions of this Article IX. Purchaser shall indemnify the members of the Seller Indemnified Group in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them resulting from, arising out of, or relating to:

(i)             any breach of any representation or warranty on the part of Purchaser contained in Article HI or in any Purchaser Document; and

(ii)              any breach of any covenant or agreement on the part of Purchaser contained herein or in any Purchaser Document.

Purchaser shall not be liable for any Losses with respect to the matters set forth in Section   9.01(b)(i) unless (x) a claim is timely asserted during the survival period specified in Section 8.01 and (y) the aggregate of all Losses under Section 9.01(b)(i) exceeds, on a cumulative basis, the Threshold Amount, at which point those members of the Seller Indemnified Group who have asserted a claim shall be entitled to indemnification under Section 9.0 lfb)(i) for the entire aggregate amount of Losses then existing and thereafter arising, including the Threshold Amount (provided that the foregoing limitation in clause (y) shall not apply to any obligation or liability under Section 9.02(b)(i) arising out of or related to a breach of any of the representations set forth in Sections 3.01.3.02 and 3.07). For the avoidance of doubt, the limitations in this paragraph do not apply to clause (ii) of this Section 9.01(b).

(c)             In calculating any amount of Losses recoverable pursuant to this Section 9.01, the amount of such Losses shall be reduced by (i) any insurance proceeds actually received from any unaffiliated insurance carrier offsetting the amount of such Loss, net of any expenses incurred by the party entitled to indemnification (the "Indemnified Party") in obtaining such insurance proceeds (including the cost of maintaining any insurance policy) and (ii) any actual recoveries from third parties pursuant to indemnification (or otherwise) (including any insurer) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such third party payment (including the cost of maintaining any insurance policy). If any Losses for which indemnification is provided hereunder are subsequently reduced by any insurance payment or other recovery from a third party, the Indemnified Party shall promptly remit the amount of such reduction to the other party (the "Indemnifying Party") (provided that such amount shall not exceed, in any event, the amount so previously paid in respect thereof by the Indemnifying Party). Notwithstanding anything to the contrary, for the purposes of calculating the amount of any Losses that are the subject matter of a claim for indemnification hereunder (but not for determining whether a breach of a representation or warranty has occurred), each representation and warranty contained in this Agreement shall be read without regard and without giving effect to any materiality qualifier, including Material Adverse Effect, contained therein.

(d)            No right of indemnification hereunder shall be limited in any respect by any investigation by any Person, whether pre-claim or post-claim, or the decision by any Person to complete the Closing.

9.02 Method of Asserting Claims. Whenever a claim shall arise for indemnification under this Article IX. the Indemnified Party shall promptly deliver a Claim Notice to the Indemnifying Party of such claim and, when known, the facts constituting the basis for such claim; provided, however, that failure to promptly give such Claim Notice shall not release the Indemnifying Party from its obligations under Section 9.01. except to the extent that the Indemnifying Party is materially prejudiced by such failure. In the event of any such claim for indemnification resulting from or in connection with a claim or Actions or Proceedings by a third party, the Indemnifying Party may, if it acknowledges in writing its full responsibility hereunder for paying or otherwise discharging such claim or Actions or Proceedings, assume, at its sole cost and expense, the defense thereof by written notice within 30 calendar days, using counsel that is reasonably satisfactory to the Indemnified Party (and whose fees shall be borne by the Indemnifying Party). If an Indemnifying Party assumes the defense of, and the full responsibility for paying or otherwise discharging, any such claim or Actions or Proceedings, the Indemnifying Party shall be entitled to take all steps necessary in the defense thereof including the settlement of any case that involves solely monetary damages payable by the Indemnifying Party without the consent of the Indemnified Party; provided, however, that the Indemnified Party may, at its own expense, participate in any such proceeding with the counsel of its choice without any right of control thereof. The Indemnifying Party, if it has assumed the defense of any claim or Actions or Proceedings by a third party as provided herein, shall not consent to, or enter into, any compromise or settlement of (which settlement (i) commits the Indemnified Party to take, or to forbear to take, any action or (ii) does not provide for a full and complete written release by such third party of the Indemnified Party), or consent to the entry of any judgment that does not relate solely to monetary damages arising from, any such claim or Actions or Proceedings by a third party without the Indemnified Party's prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article IX. at the Indemnifying Party's expense. So long as the Indemnifying Party is in good faith defending such claim or proceeding, the Indemnified Party shall not compromise or settle such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not assume the defense of any such claim or litigation in writing promptly following notice thereof, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including settling such claim or litigation on such terms as the Indemnified Party may reasonably deem appropriate, and the Indemnifying Party will promptly indemnify the Indemnified Party in accordance with the provisions of this Article IX. and the costs of such actions taken by the Indemnified Party shall be paid by the Indemnifying Party.

9.03 Exclusivity. After the Closing, the indemnities set forth in this Article IX shall be the sole and exclusive remedies of the Purchaser Indemnified Group and the Seller Indemnified Group for any breach of any representation or warranty made in or pursuant to this Agreement; provided, however, that the foregoing shall not limit the right of either party hereto to seek recovery for fraud, willful misconduct or intentional misrepresentation. Notwithstanding anything to the contrary in this Agreement, after the Closing and except in the case of fraud, willful misconduct or intentional misrepresentation, (a) the liability of Sellers to indemnify the Purchaser Indemnified Group pursuant to Section 9.0 lfaXi) for the aggregate of all Losses under this Article IX shall be limited to 25% of the Purchase Price (the "Indemnification Limit"), and (b) the Purchaser Indemnified Group shall not be entitled to seek or receive payment from Sellers for any amounts in respect of indemnification claims under such Section 9.0 KaXi) in excess of the Indemnification Limit. No Person who was an officer, director or stockholder of Sellers prior to the Closing or any of their respective Affiliates shall have any liability to make any payment in respect of any breach of any representation or warranty made in this Agreement, except for Sellers' indemnification obligations under this Article IX. Notwithstanding anything to the contrary in this Agreement, after the Closing and except in the case of fraud, willful misconduct or intentional misrepresentation, (a) the liability of Purchaser to indemnify the Seller Indemnified Group pursuant to Section 9.0 l(bXi) shall be the Indemnification Limit, and (b) the Seller Indemnified Group shall not be entitled to seek or receive payment from Purchaser for any amounts in respect of indemnification claims under such Section 9.01 fb)(i) in excess of such amount.

9.4           No Consequential or Punitive Damages. Anything herein to the contrary notwithstanding, no party hereto shall, under any circumstances, be liable to any other party for any consequential, exemplary, special, incidental or punitive damages claimed by such other party under the terms of or due to any breach of this Agreement or the transactions contemplated hereby.

9.5           Currency. All indemnity payments under this Agreement shall be payable in United States dollars. If any indemnification claims are incurred in a currency other than United States dollars, then such amount denominated in such foreign currency shall be converted into an amount denominated in U.S. Dollars using the noon buying rate for such foreign currency as certified by the New York Federal Reserve Bank on the Business Day immediately preceding the date on which such payment is to be paid.

ARTICLE X TERMINATION

10.01     Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)            at any time before the Closing, by mutual written agreement of Sellers and Purchaser;

(b)            by Purchaser or Sellers if any Governmental or Regulatory Authority issues an Order, or takes any other action which permanently enjoins, restrains or otherwise prohibits the consummation of the transactions contemplated hereby, and such Order shall have become final and nonappealable;

(c)            by Purchaser or Sellers, upon written notice to the other party, at any time after February 28,2006 if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the party seeking such termination; provided, however, that either party may by written notice to the other party delivered on or before such date extend such date until March 31, 2006 if the failure of the Closing to have occurred on or before February 28,2006 would result or shall have resulted from the failure of the condition set forth in Sections 6.05 or 7.05; or

(d)	by Purchaser in accordance with Section 1.04.

10.02     Effect of Termination. In the event of termination under Sections 10.01(b\ lO.Ol(c) or lO-OKd"), written notice thereof shall be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by either party, upon delivery of such notice, except that the Letter Agreement shall survive in accordance with its terms and Sections 10.02,12.03, and 12.12 shall also survive such termination. Upon any termination hereof pursuant to Section 10.01. no party hereto shall thereafter have any further Liability hereunder (except as expressly provided herein); provided, however, that no such termination shall relieve any party hereto of any Liability for any breach of any term hereof prior to the date of such termination.

ARTICLE XI DEFINITIONS

11.01	Definitions.

(a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

"Acquisition Proposal" means any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) relating to (i) any merger, consolidation, recapitalization, tender offer, liquidation or other direct or indirect business combination involving any of Sellers or (ii) any acquisition of, share exchange or exchange offer with respect to, or other similar direct or indirect transaction involving, the Shares.

"Actions or Proceedings" means any judicial, administrative or arbitral action, suit, proceeding (public or private) or proceeding before a Governmental or Regulatory Authority.

"Affiliate" means, as to any Person, (a) any Subsidiary of such Person and (b) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of Person, whether through the ownership of voting securities, by Contract or otherwise.

"Agreement" means this Share Purchase Agreement, the Seller Disclosure Schedule, and the Purchaser Disclosure Schedule, as the same shall be amended from time to time.

"Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated, including, without limitation, intellectual property), including the goodwill related thereto, operated, owned or leased by such Person.

"Business" means the transportation and processing of natural gas by TGS and its Subsidiaries, the operation of the southern Argentine gas pipeline by TGS and its Subsidiaries, and the marketing of natural gas liquids in Argentina by TGS and its Subsidiaries.

"Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York or Argentina are authorized or obligated by Law to close.

"Business or Condition of TGS" means the business, financial condition or results of operations of TGS and its Subsidiaries on a consolidated basis.

"Claim Notice" means written notification pursuant to Section 9.02 of a claim as to which indemnity under Section 9.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such claim and for the Indemnified Party's claim against the Indemnifying Party under Section 9.01, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

"Closing" means the closing of the transactions contemplated by Article I.

"Closing Date" means the first date on which all of the conditions precedent in Section 1.03 and Articles VI and VII have been satisfied.

"CNDC" means the Comision National de Defensa de la Competencia (the Argentine antitrust agency).

"Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract.

"Enargas" means Ente Nacional Regulador del Gas (the gas regulating agency in Argentina).

"GAAP" means generally accepted accounting principles in Argentina, subject to certain specific requirements of the CNV that may deviate from Argentine GAAP, as in effect on the date hereof and consistently applied.

"Governmental or Regulatory Authority" means any government or governmental or regulatory body thereof, or political subdivision thereof, of any country or subdivision thereof, whether international, national, federal, state or local, or any agency or instrumentality thereof, any court or arbitrator (public or private) or regulatory (including a stock exchange or other self-regulatory body) authority or agency of any jurisdiction in which a Person conducts business or operations.

"ICSID Claims" means the arbitral claims that Enron and Ponderosa jointly have brought before the International Centre for Settlement of Investment Disputes ("ICSID"). including, without limitation, case number ICSID ARB/01/3, against the Republic of Argentina relating to allegations of violations by the Argentine Republic of its obligations under the United States-Argentina Bilateral Investment Treaty and include claims for the expropriation and diminution in value of Ponderosa's investment in Argentina resulting from disputes related, inter alia, to the Argentine tax assessments on the various operations of TGS and certain measures by the Argentine Governments relating to gas transportation tariffs.

"Indebtedness" means (a) indebtedness for borrowed money; (b) obligations evidenced by bonds, notes, debentures or other similar instruments or by letters of credit, including purchase money obligations or other obligations relating to the deferred purchase price of property (other than trade payables incurred in the ordinary course of business); (c) obligations as lessee under leases which have been or should have been in accordance with GAAP, recorded as capital leases; (d) obligations in respect of outstanding or unpaid checks or drafts or overdraft obligations; (e) Liabilities of other Persons secured by a Lien on any Assets and Properties of TGS or any of its Subsidiaries; (f) under or in respect of acceptances, letters of credit, bank guarantees, surety bonds or similar arrangements (including reimbursement obligations with respect thereto); (g) liabilities under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction or any other transaction which is the functional equivalent of or takes the place of borrowing, but which does not constitute a liability on the balance sheet; (h) Liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging or similar agreements; (i) to the extent not otherwise included in the foregoing, any financing of accounts receivable or inventory; (j) guarantees of obligations of the type described in the foregoing clauses of any other Person; and (k) accrued interest, prepayment penalties or premiums, breakage fees and all other amounts owed in respect of any of the foregoing.

"Knowledge of Sellers" means the current actual knowledge of Alberto Oucinde, Mariano Gonzales, Michael Borom and Eduardo Ojea Quintana obtained in the course of their services described in Section 2.04, and for the avoidance of doubt, does not include knowledge imputed to any Seller as an entity (including, without limitation as a result of the control of such entity by Enron or its Affiliates) or any information that such Person did not actually know but should have known under a theory of constructive knowledge by virtue of such Person's office or directorship with respect to TGS or any Seller.

"Laws" means any international, national, federal, state or local law (including common law), statute, constitutional provision, treaty, code, ordinance, rule, regulation, directive, concession, Order or other requirement or guideline of any country or subdivision thereof in which a Person conducts business or operations or of any Governmental or Regulatory Authority.

"Letter Afireement" means the letter agreement dated December 6,2005 by and among J.P. Morgan Securities Ltd., D. E. Shaw Laminar Portfolios, L.L.C. and Ponderosa Assets, L.P.

"Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due or asserted or unasserted).

"Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, registrations, variances, certifications and similar consents or rights granted or issued by any Governmental or Regulatory Authority.

"Liens" means any lien (statutory or otherwise), pledge, mortgage, deed of trust, security interest, charge, option, preemptive right, right of first offer or refusal, put or call right, lease, License, title retention agreement, easement, covenant, condition, restriction, servitude, transfer restriction or encumbrance.

"Loss" means any and all damages, fines, Liabilities, obligations, penalties, Taxes, deficiencies, losses and expenses (including, without limitation, interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation, arbitration or other proceedings or of any claim, default or assessment), but not including internal management, administrative, or overhead costs.

"Material Adverse Effect" means any change, circumstance, condition, development, effect, event, occurrence or state of facts that, individually or in the aggregate, has been, or would reasonably be expected to be, materially adverse to the Business or Condition of TGS or to the ability of Sellers to consummate the transactions contemplated hereby or transfer good, valid and marketable title to the Shares to Purchaser, free and clear of any Liens.

"Option Agreement" means the option agreement dated as of the date hereof by and between Purchaser and EPCA contemplating the right of Purchaser to acquire, and the right of EPCA to cause Purchaser to acquire, 34,133,200 shares of Class B common stock of TGS from EPCA.

"Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

"Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, unincorporated organization, other business organization, trust, union, association or Governmental or Regulatory Authority.

"Publicly Available Information" means all information (i) contained in any report, statement, schedule or registration statement filed with the U.S. Securities and Exchange Commission or any other Governmental or Regulatory Authority (including, but not limited to, the Comision National de Valores, Buenos Aires Stock Exchange and the Mercado Abierto Electronico) since July 31,2002 that is readily available to the public as of the date hereof; (ii) contained on TGS' official external website as of the date hereof; or (iii) contained in transcripts or other documents relating to public hearings of UNIREN.

"Purchaser Disclosure Schedule" means the Disclosure Schedule delivered to Sellers by Purchaser on, and which is dated as of, the date hereof.

"Purchaser Indemnified Group" means Purchaser, its Subsidiaries and their respective Affiliates, together with their successors and permitted assigns, and their officers, directors, employees, agents, advisors, stockholders, partners, members and representatives.

"Representatives" means, with respect to any Person, such Person's counsel, accountants, financial advisors, consultants and other representatives.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the U.S. Securities and Exchange Commission from time to time thereunder (or under any successor statute).

"Seller Disclosure Schedule" means the Disclosure Schedule delivered to Purchaser by Sellers on, and which is dated as of, the date hereof.

"Seller Indemnified Group" means Sellers and each of their Affiliates, together with their successors and permitted assigns, and their officers, directors, employees, agents, advisors, stockholders, partners, members and representatives.

"Seller's Pro Rata Share" means the pro rata part of the Purchase Price corresponding to each Seller's respective holdings in the Shares, as determined by Sellers and set forth on Schedule A.

"Subsidiary" means, with respect to any Person, any other Person of which such Person, directly or indirectly, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such other Person.

"Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes, social security charges, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, imposed by Governmental or Regulatory Authorities or a subdivision or agency thereof, and such term shall include any interest, penalties, fines, related liabilities or additions to tax attributable to such taxes, charges, fees, levies or other assessments.

"Tax Return" means any report, return, declaration or other information required to be supplied to any taxing authority in connection with Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

"Transfer Taxes" means all sales, use, transfer, securities transaction, real property transfer, reporting, share transfer, and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement, provided that such term shall not include any Tax (including any withholding tax) imposed on gain resulting from the sale or other transfer of the Shares.

"UNIREN" means the Unidad de Renegociacidn y Analysis de Contractos y Servicios Piiblicos.

(b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (v) "including" means "including, without limitation,"; and (vi) the phrase "ordinary course of business" refers to the Business consistent with past custom and practice. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract (including this Agreement) shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE XII MISCELLANEOUS

12.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission or other electronic transmission service, or by overnight mail, to the parties at the following addresses or facsimile numbers (or such other address or facsimile number as such party may have specified by notice given to the other parties pursuant to this Section 12.01):

If to Purchaser, to:

D. E. Shaw Laminar Emerging Markets, L.L.C.

120 West 45th Street

New York, New York 10036

Facsimile No.: (212) 478-0100

Attention: General Counsel

Brandon Baer

Daniel Posner

with copies to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue New
York, New York 10017
Facsimile No.: (212)455-2502
Attention: David L. Williams

and

Bruchou, Fernandez Madero, Lombardi & Mitrani

Ing. Enrique Butty 275

C1001 AFA - Buenos Aires Argentina

Facsimile No.: 54-11-3288-2301

Attention: Hugo Nicolas Bruzone

If to Sellers, to:

Enron Pipeline Company Argentina S.A.
Enron Argentina Ciesa Holdings S.A. Enron
de Inversiones de Energia S.C.A. Don
Bosco 3672, 6th Floor C1206 ABF -
Buenos Aires, Argentina

Fax:(5411)4342-5082 Attention: Eduardo Ojea Quintana

with copies to:

Shearman & Sterling LLP 599
Lexington Avenue New York, New
York 10022 Facsimile No.: (646)
848-7415 Attention: T. Robert
Zochowski Jr.

and

Gonzalez & Ferraro Mila

Av. del Libertador 602,8th Floor

C1001 ABT - Buenos Aires, Argentina

Fax:(5411)5237-1020

Attention: Mariano P. Gonzalez

12.2          Entire Agreement. This Agreement (including the Seller Disclosure Schedule, the Purchaser Disclosure Schedule and any annexes thereto; the attached exhibits and schedules hereto, if any; and the certificates to be delivered pursuant to the terms hereof), the Option Agreement (for TGS Shares) (including the disclosure schedules, exhibits and schedules thereto, if any; and the certificates to be delivered pursuant to the terms thereof), the Letter Agreement and the indemnification guarantee agreement delivered to Purchaser by Ponderosa as of the date hereof (the "Ponderosa Guarantee") supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and contain the sole and entire agreement among the parties hereto with respect to the subject matter hereof. No other form of compensation is being exchanged between the parties in conjunction with this Agreement. In addition, to remove any doubt, this Agreement does not include any claim whatsoever to any ICSID Claim, as such exclusion is acknowledged by the Purchaser in Schedule B attached hereto.

12.3        Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Section 10.02), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby, except (i) those costs of Caja, if any, associated with the transfer of Shares from Sellers to Purchaser through the Global Deposit System of Caja, and (ii) up to $20,000 of those costs associated with the conversion of American Depository Receipts into ordinary shares of Class B TGS common stock prior to Closing, which costs shall be borne by Purchaser. Notwithstanding the foregoing, Sellers shall timely pay, and shall indemnify and hold harmless Purchaser against, all Transfer Taxes, if any, incurred in connection with the transactions contemplated by this Agreement (regardless of the party upon whom such Transfer Taxes are initially imposed), and the party required by applicable Law will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other party will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. The expense of such filings shall be paid by Sellers.

12.4         Public Announcements. At all times at or before the Closing, neither Sellers nor Purchaser shall, and Sellers and Purchaser shall use their respective reasonable commercial efforts to cause TGS not to, issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. If any party is unable to obtain the approval of its public report, statement or release from the other parties and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Sellers and Purchaser will also obtain the other party's prior approval of any press release to be issued following the Closing announcing the consummation of the transactions contemplated by this Agreement.

12.5         Waiver. At any time prior to the Closing Date, the parties may, at their sole discretion, (a) extend the time for the performance of any of the obligations or other acts of the parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in a writing signed on behalf of such party. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

12.6        Amendment. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only pursuant to a written instrument making specific reference hereto and duly executed by or on behalf of each party hereto.

12.7        No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person.

12.8         No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto given at their discretion and any attempt to do so will be void; provided, however, that Purchaser may assign its rights and obligations hereunder to any Affiliate and may assign a proportionate share of its rights (relative to Shares transferred) under Article IX hereunder to any Affiliate of J.P. Morgan Securities Ltd. to which Purchaser transfers (in the name of a nominee or directly) any portion of the Shares. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of, and is enforceable by, the parties hereto and their respective successors and permitted assigns.

12.9         Enforcement of Agreement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any provision of this Agreement (including the failure by any party to take such actions as are required of it hereunder to consummate this Agreement) was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.10         Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof

12.11	Governing Law: Consent to Jurisdiction.
(a)	This Agreement shall be governed by and construed in accordance with the
Laws of the State of New York applicable to a Contract executed and performed in such jurisdiction, without giving effect to the conflicts of laws principles thereof.

(b)          Sellers and Purchaser hereby irrevocably consent that any legal Action or Proceeding against any party or any of its assets with respect to this Agreement may be brought in any jurisdiction where any of the other parties or any of its assets may be found, or in any court of the State of New York or any Federal court of the United States of America located in New York, New York, in the Borough of Manhattan, as the party commencing the suit may elect, and by execution and delivery of this Agreement each party hereby irrevocably submits to and accepts with regard to any such Action or Proceeding, for itself and in respect of its assets, generally and unconditionally, the jurisdiction of the aforesaid courts. Sellers hereby irrevocably designates, appoints and empowers Citibank, N.A. at its principal office at 21 st Floor, 388 Greenwich St, New York, New York 10013, Attention: Trevor Houston, Vice-President, as its authorized agent for service of process in the State of New York in any suit or proceeding with respect to this Agreement. A copy of any such process served on such agent shall be promptly forwarded by airmail by the Person commencing such proceeding to the relevant party at its address set forth in Section 12.01 hereof, but the failure of such party to receive such copies shall not affect in any way the service of such process as aforesaid. The parties further irrevocably consent to the service of process out of any of the aforementioned courts in any such Action or Proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to Sellers or Purchaser at their respective addresses set forth in Section 12.01. The foregoing, however, shall not limit the rights of either party to serve process in any other manner permitted by Law or to bring any legal Action or Proceeding or to obtain execution of judgment in any jurisdiction. The parties further agree that final judgment against any party in any legal Action or Proceeding in connection with this Agreement shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and the amount of such party's indebtedness. Each Seller and Purchaser hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any Action or Proceeding arising out of or relating to this Agreement brought in the State of New York, and hereby further irrevocably waives any claim that any such Action or Proceeding brought in the State of New York has been brought in an inconvenient forum. To the extent that any Seller or Purchaser may, in any jurisdiction in which proceedings may occur, at any time be taken for the determination of any question arising under or for the enforcement of this Agreement be entitled to claim or otherwise be accorded for itself or its property, assets or revenues immunity from suit or attachment (whether in aid of execution, before judgment or otherwise) or other legal process, and to the extent that in any such jurisdiction, there may be attributed to it, or its property, assets or revenues such immunity (whether or not claimed), each Seller and Purchaser hereby irrevocably agrees not to make such claim and waives such immunity to the fullest extent permitted by the Laws of such jurisdiction,

12.12       Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

12.13      Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each party hereto as of the date first above written.

D. E. SHAW LAMINAR EMERGING MARKETS, L.L.C.

Name: Daniel Posner
Title: Authorized Signatory

ENRON PIPELINE COMPANY ARGENTINA S.A.

By: ______________________ Name: Eduardo Ojea Quintana Title: President

ENRON ARGENTINA CIESA HOLDINGS S.A.

By: ______________________ Name: Eduardo Ojea Quintana Title: President

ENRON DE INVERSIONES DE ENERGIA S.C.A.

By: ______________________ Name: Eduardo Ojea Quintana Title: President

[Signature Page to Share Purchase Agreement]

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IN WITNESS WHEREOF, ibis Agmemem has been duly executed and delivered by or on behalf ar each party hereto an of the date first above written.

D. & SHAW LAMINAR EMERGING MARKETS, L.L.C

By:,
NMW;
Title:
Name: Eduwdo
Title: President

ENRON PIPELINE COMPA NY ARGENTINA SA

SCHEDULE A

Allocation of Proceeds

Legal Entity	TGS Shares to be Transferred	USD to be Received	Bank Account Information
EPCA	35,886,776	$34,061,304.59	CITIBANK N.A. New York, NY Account # 36838761 Routing: #021000089 Swift: CITIUS33
EACH	24,339,676	$23,091,715.09	CITIBANK N.A. New York, NY Account #36839131 Routing: # 021000089 Swift: CITIUS33
EDIDESCA	60,566,952	$57,461,520.82	CITIBANK N.A. New York, NY Account #36839158 Routing: #021000089 Swift: CITIUS33
TOTAL	120,793,404	$114,614,540.50

SCHEDULE A

Allocation of Proceeds

Legal Entity	TGS Shares to be Transferred	USD to be Received	Bank Account Information
EPCA	35,886,776	$34,046,764.09 Fee 14,540.50 -------------------------------- $34,061,304.59	CITIBANK N.A. New York, NY Account # 36838761 Routing: #021000089 Swift: CITIUS33
EACH	24,339,676	$23,091,715.09	CITIBANK N.A. New York, NY Account #36839131 Routing: # 021000089 Swift: CITIUS33
EDIDESCA	60,566,952	$57,461,520.82	CITIBANK N.A. New York, NY Account #36839158 Routing: #021000089 Swift: CITIUS33
TOTAL	120,793,404	$114,614,540.50

SCHEDULE B

ICSID Claims

Purchaser acknowledges that it is not the intention of the parties for the ICSID Claims to be transferred to Purchaser as part of the sale of the Shares. Purchaser also acknowledges that Ponderosa will continue, following the sale of the Shares to Purchaser, to pursue the ICSID Claims and that Ponderosa's investment in TGS is the subject matter of the ICSID Claims.

Purchaser confirms that it does not assert any rights with respect to the ICSID Claims and hereby irrevocably and unconditionally waives any right or claim whatsoever that it may have by virtue of acquiring the Shares to any rights, privileges and future awards with respect to and/or arising from the ICSID Claims.

EXECUTION COPY
CONFIDENTIAL

SELLER DISCLOSURE SCHEDULE TO SHARE PURCHASE AGREEMENT

________________________________________________

dated as of January 18,2006

by and among D,, E. Shaw Laminar Emerging Markets, L.L.C.,

as Purchaser,

and

Enron Pipeline Company Argentina S.A.

Enron Argentina Ciesa Holdings S.A., and

Enron de Inversiones de Energia S.C.A.,

as Sellers

________________________________________________

INTRODUCTION

This Disclosure Schedule (the "Seller Disclosure Schedule") is being delivered by Enron Pipeline Company Argentina S.A., Enron Argentina Ciesa Holdings S.A. and Enron de Inversiones de Energia S.C.A. (together, "Sellers") in connection with the execution and delivery of the Share Purchase Agreement (the "Agreement"), dated as of January 18,2006, by and among D. E. Shaw Laminar Emerging Markets, L.L.C. and Sellers. Unless the context otherwise requires, all capitalized terms used herein shall have the meaning ascribed to them in the Agreement.

The introductory language hereto and the heading to each section are inserted for convenience only and shall not create a different standard for disclosure than the language set forth in the Agreement.

SECTION 2.03(b) Filings

Pursuant to the CNV public offering transparency rules (the "Rules") Sellers shall serve notice and perform the following filings:

a.	Notice to the CNV informing of the execution of the Agreement immediately following the signing.
b.	Filing with the CNV immediately following the Closing pursuant to Section 12 of the Rules.
c.	Filing with the Buenos Aires Stock Exchange immediately following the Closing which shall be published in its bulletin pursuant to Section 12 of the Rules.

These notices and filings are required by the CNV exclusively in connection with transparency rules and are not a condition in order to consummate or perfect the transactions under the Agreement.

SECTION 6.06 Consent

Consent of the Overseas Private Investment Corporation

EXECUTION COPY
CONFIDENTIAL

PURCHASER DISCLOSURE SCHEDULE TO SHARE PURCHASE AGREEMENT

________________________________________________

dated as of January 18,2006

by and among D,, E. Shaw Laminar Emerging Markets, L.L.C.,

as Purchaser,

and

Enron Pipeline Company Argentina S.A.

Enron Argentina Ciesa Holdings S.A., and

Enron de Inversiones de Energia S.C.A.,

as Sellers

________________________________________________

INTRODUCTION

This Disclosure Schedule (the "Purchaser Disclosure Schedule") is being delivered by D. E. Shaw Laminar Emerging Markets, L.L.C. ("Purchaser"') in connection with the execution and delivery of the Share Purchase Agreement (the "Agreement"), dated as of January 18,2006, by and among Purchaser, Enron Pipeline Company Argentina S.A., Enron Argentina Ciesa Holdings S.A. and Enron de Inversiones de Energia S.C.A. Unless the context otherwise requires, all capitalized terms used herein shall have the meaning ascribed to them in the Agreement.

The introductory language hereto and the heading to each section are inserted for convenience only and shall not create a different standard for disclosure than the language set forth in the Agreement.

SECTION 3.03(b) Filings

Pursuant to the CNV public offering transparency rules (the "Rules") Purchaser shall serve notice and perform the following filings:

a.	Notice to the CNV informing of the execution of the Agreement immediately following the signing.
b.	Filing with the CNV immediately following the Closing pursuant to Section 12 of the Rules.
c.	Filing with the Buenos Aires Stock Exchange immediately following the Closing which shall be published in its bulletin pursuant to Section 12 of the Rules.

These notices and filings are required by the CNV exclusively in connection with transparency rules and are not a condition in order to consummate or perfect the transactions under the Agreement.

SECTION 6.07 Legal Opinions

Attached hereto is a form of legal opinion from Gonzalez & Ferraro Mila, Argentine legal counsel to Sellers

Attached hereto is a form of legal opinion from Potter Anderson & Corroon LLP, Delaware legal counsel to Ponderosa

Attached hereto is a form of legal opinion from Shearman & Sterling LLP, United States legal counsel to Sellers and Ponderosa